                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                          KEYSTONE INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                          KEYSTONE INTERNATIONAL, INC.

                           9600 WEST GULF BANK DRIVE
                              HOUSTON, TEXAS 77040

                                 MARCH 18, 1996

Dear Fellow Shareholders:

     You are cordially invited to attend the Company's annual meeting of shareholders to be held at 10:00 a.m. on Wednesday, May 1, 1996, at The Junior League of Houston, 1811 Briar Oaks Lane, Houston, Texas. A map is included on the back page of the attached proxy statement for your convenience.

     Information on the various matters on which the shareholders will act is provided in the enclosed notice of the meeting and proxy statement. Your directors urge you, whether or not you plan to attend the meeting in person, to execute the enclosed proxy and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States. If a shareholder who returns a proxy is able to attend the meeting, the proxy can be canceled and the shares voted in person at the meeting.

     We hope you will participate in the annual meeting, either in person or by proxy. Thank you for your continued interest and support of Keystone International, Inc.

                                           Sincerely,

                                           /s/  NISHAN TESHOIAN
                                           Nishan Teshoian
                                           Chairman of the Board of Directors

                          KEYSTONE INTERNATIONAL, INC.

                           9600 WEST GULF BANK DRIVE
                              HOUSTON, TEXAS 77040

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 1, 1996

                             ---------------------

     Notice is hereby given that the annual meeting of the shareholders of Keystone International, Inc. (the "Company") will be held at The Junior League of Houston, 1811 Briar Oaks Lane, Houston, Texas, on Wednesday, May 1, 1996, at 10:00 a.m., Houston time, for the following purposes:

          1. To elect four Class I Directors to serve until the third annual meeting of shareholders following their election and until their successors are elected and qualified;

          2. To consider and act upon such other business as may properly be presented to the meeting or any adjournment thereof.

     Holders of record as of the close of business on March 5, 1996 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

     Please sign and date the enclosed proxy and return it promptly in the enclosed envelope provided for your convenience which requires no postage if mailed in the United States. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation.

                                             By Order of the Board of Directors

                                                  /s/  DONNA D. MOORE
                                                       DONNA D. MOORE
                                                          Secretary

March 18, 1996

                          KEYSTONE INTERNATIONAL, INC.

                           9600 WEST GULF BANK DRIVE
                              HOUSTON, TEXAS 77040

                                PROXY STATEMENT

     This proxy statement and the accompanying proxy card are being mailed to shareholders commencing on or about March 18, 1996, in connection with the solicitation by the Board of Directors of Keystone International, Inc. (the "Company") of proxies to be voted at the annual meeting of shareholders to be held in Houston, Texas on Wednesday, May 1, 1996, and at any adjournment thereof, for the purposes set forth in the accompanying notice. Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. ANY PROXY ON WHICH NO DIRECTION IS SPECIFIED WILL BE VOTED FOR ELECTION OF THE NOMINEES NAMED HEREIN TO THE BOARD OF DIRECTORS. Any proxy may be revoked at any time before its exercise by written notice of the person giving the proxy.

     As of March 5, 1996, the record date for the determination of shareholders entitled to vote at the meeting, there were outstanding and entitled to vote 35,453,262 shares of common stock of the Company. Each share of common stock entitles the holder to one vote on each matter presented at the meeting.

                             ELECTION OF DIRECTORS

     At the meeting, four Class I Directors are to be elected, each director to hold office until the third annual meeting of shareholders following his election. The persons named in the accompanying proxy have been designated by the Board of Directors and, unless authority is withheld, they intend to vote for the election of the nominees named below to the Board of Directors as Class I Directors. All of the Class I nominees previously have been elected directors by the shareholders, except for Constantine S. Nicandros, who has been nominated by the Board to replace Martin E. Hamilton, who is retiring. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy, or the Board may be reduced accordingly; however, the Board of Directors is not aware of any circumstances likely to render any nominee unavailable for election.

NOMINEES AND CONTINUING DIRECTORS

     Certain information concerning the nominees, together with comparable information for the Class II and Class III Directors, whose terms are not expiring at the 1996 annual meeting, is set forth below:

                                                                                    COMMON STOCK
                                                                                    BENEFICIALLY
                                                                                      OWNED ON
                                                                                FEBRUARY 28, 1996(1)
                                                                               -----------------------
                                  PRINCIPAL POSITION               DIRECTOR                   PERCENT
             NAME                 WITH THE COMPANY          AGE     SINCE       SHARES       OF CLASS
-------------------------------   ------------------        ---    --------    --------      ---------
                    CLASS I DIRECTORS WHOSE TERM (IF ELECTED) WILL EXPIRE IN 1999
Dale P. Jones(2)...............   Director                   59      1994         1,200          *
Constantine S. Nicandros.......   Nominee                    62       --          2,000          *
W. Wayne Patterson (3)(4)......   Director                   52      1984     1,141,212(6)(7)   3.2%
Wallace S. Wilson(4)...........   Director                   65      1974        37,918(6)       .1%

                                                   (Continued on following page)

                                                                                    COMMON STOCK
                                                                                    BENEFICIALLY
                                                                                      OWNED ON
                                                                                FEBRUARY 28, 1996(1)
                                                                               ----------------------
                                  PRINCIPAL POSITION               DIRECTOR                  PERCENT
             NAME                 WITH THE COMPANY          AGE     SINCE       SHARES      OF CLASS
-------------------------------   --------                  ---    --------    --------     ---------
                          CLASS II DIRECTORS WHOSE TERM WILL EXPIRE IN 1997

Arthur L. French...............   Director and Executive     55      1991          8,771(6)      *
Farrell G. Huber,                 Director                   63      1980      1,130,236(7)     3.2%
  Jr.(2)(5)....................
Allen F. Rhodes(3)(5)..........   Director                   71      1980          6,516(6)      *
Nishan Teshoian(5).............   Chairman of the Board,     54      1995        455,704(7)     1.3%
                                    President & Chief
                                    Executive Officer

                         CLASS III DIRECTORS WHOSE TERM WILL EXPIRE IN 1998

Floyd A. Cailloux(2)(5)........   Director                   82      1968      4,666,978(6)    13.2%
Bob G. Gower(3)................   Director                   58      1993         13,000(6)      *
F. O'Neil Griffin(2)(4)........   Director                   69      1993          5,200         *


------------

(1) Each person has voting and investment power with respect to the shares listed and is a citizen of the United States.

(2)    Member, Committee on Directors of the Board.

(3)    Member, Compensation Committee of the Board.

(4)    Member, Audit Committee of the Board.

(5)    Member, Executive Committee of the Board.

(6) Includes currently exercisable stock options of 2,000 each for Messrs. Patterson, Wilson, Rhodes, Cailloux, and Gower; and 1,437 shares for Mr. French.

(7) Includes an aggregate of 1,116,912 shares, or 3.2% of the class outstanding, held by various trusts of which Mr. Huber and Mr. Patterson each are trustees; 18,900 shares held by an additional trust of which Mr. Patterson is a trustee; and 419,204 shares, or 1.2% of the class outstanding held in the Company's Employees' Stock Ownership Plan of which Mr. Teshoian is a Trustee. Each disclaim beneficial interest in such shares.

 *     Less than 1/10th of 1% of outstanding shares.

     Dale P. Jones joined Halliburton Company in 1965 and was elected to his present position of vice chairman in 1995. Mr. Jones also serves on Halliburton Company's executive committee and board of directors. Mr. Jones was appointed a director of the Company in July 1994 to fill a vacancy on the board.

     Constantine S. Nicandros is chairman of CSN & Company, a private investment and consulting firm. Early in 1996, he retired as chairman, president and chief executive of Conoco Inc. and vice chairman of the board of directors of its parent, E. I. duPont de Nemours and Company. He is also a director of Cooper Industries, Inc., Mitchell Energy & Development Corp. and Texas Commerce Bank, N.A.

     W. Wayne Patterson is a private investor. He was chairman of the board and chief executive officer of Texas Microsystems, Inc., a privately held manufacturer of industrial computer products, from May 1989 until its merger with Sequoia Systems, Inc. in 1995 (see "Other Information -- Compensation Committee Report on Executive Compensation -- Insider Participation in Compensation Decisions").

     Wallace S. Wilson is chairman of the board and chief executive officer of Wilson Industries, Inc., a manufacturer and supplier of petroleum industry equipment, supplies, and services.

     Floyd A. Cailloux, a retired Chairman of the Board of the Company, is presently engaged in the management of his own investments. He continues to serve the Company as Chairman of the Executive Committee and Chairman of the Committee on Directors of the Board of Directors.

     Arthur L. French joined the Company in May 1989 as Executive Vice President. Prior thereto, he was president and chief operating officer of Fisher Controls International, Inc., a subsidiary of Monsanto Corporation, for seven years.

     Bob G. Gower is chairman of the board and chief executive officer of Lyondell Petrochemical Company. Prior to his promotion as chairman in 1994, he had served as president and chief executive officer since 1988.

     F. O'Neil Griffin is a private investor. He was chairman and owner of First National Bank of Kerrville, which he purchased in 1984, until its merger with Norwest Corporation in December 1994.

     Farrell G. Huber, Jr., is chairman of the board of Houston-Huber, Inc., a private investment company. Mr. Huber also is a director of Rawson-Koenig, Inc., a manufacturer of truck bodies and similar products.

     Allen F. Rhodes retired from the presidency of Arnco Technology Trust, a metallurgical research firm in 1993. He also has been a private business advisor and consulting engineer since his retirement in 1987 as president and chief executive officer of Anglo Energy Limited, an oilfield contract drilling firm. He is Chairman of the Compensation Committee of the Board of Directors and also is a director of Rawson-Koenig, Inc.

     Nishan Teshoian became Chairman of the Board, Chief Executive Officer and President in August 1995. Prior thereto, he was employed by Cooper Industries for eighteen years in a series of successively more responsible management positions culminating in his election in 1993 as executive vice president of operations-tools and hardware.

BOARD AND COMMITTEE ACTIVITY, STRUCTURE AND COMPENSATION

     During 1995, the Board of Directors convened on seven occasions. Committees of the Board held meetings as follows: Executive Committee -- five meetings; Audit Committee -- two meetings; Compensation Committee -- thirteen meetings; and Committee on Directors -- two meetings. Each director attended at least 90% of all meetings of the Board and all committees on which he served during the year.

     The Company's operations are managed under the broad supervision and direction of the Board of Directors, which has the ultimate responsibility for the establishment and implementation of the Company's general operating philosophy, objectives, goals and policies. Pursuant to delegated authority, various Board functions are discharged by the standing committees of the Board. The Executive Committee is authorized to exercise, to the extent permitted by law, the power of the full Board of Directors when a meeting of the full Board is not practicable or necessary. The functions of the Audit Committee are described under the caption "Other Information -- Auditors." The Compensation Committee is responsible for the formulation and adoption of all executive compensation, retirement and insurance programs, subject to full Board approval where legally required or in those instances where the underlying benefit philosophy might be at variance with preexisting Board policies. The Compensation Committee also supervises the administration of all executive compensation programs, including the establishment of specific criteria against which the Executive Officers' annual performance-based compensation is measured. The Committee on Directors is responsible for reviewing the functions and operation of the Board and its committees, evaluating the performance of incumbent directors and developing a pool of potential future board nominees. Shareholders who may wish to suggest individuals for possible future consideration for board positions should direct recommendations to the Committee on Directors at the Company's principal offices.

     Directors not employed by the Company receive annual retainers of $24,000 for service on the Board, plus meeting fees of $1,000 for each meeting attended. Under the 1994 Directors' Stock Option Plan ("Director Plan") approved by the shareholders in 1994, directors may elect to receive discounted stock options in lieu of annual board retainers. Board members also receive meeting fees of $1,000 for service on board committees, and the chairman of each Committee receives an additional annual retainer fee of $4,800. Aggregate compensation paid to all non-employee directors during 1995 for service in all such capacities aggregated $434,200; however, no individual director received compensation in excess of $60,000 for board and committee service during the year.

     The Company also maintains a directors' retirement plan pursuant to which non-employee directors who meet certain criteria (and, subject to certain limitations, their surviving spouses) are paid a pension of $2,000 per month for up to a maximum of ten years. To be eligible to receive benefits under the retirement plan, one of the following must apply: (i) a member has completed 10 years of service as an outside director, (ii) a member has reached age 70, or
(iii) a member dies while serving on the board. If a member dies while serving on the Board, the member's eligible surviving spouse would receive any benefits to which the member was entitled. In 1995, the Company made aggregate payments of $72,000 to retired or deceased directors pursuant to this plan. Executive officers who also serve on the Board receive no additional compensation for so serving.

EXECUTIVE OFFICER TENURE AND IDENTIFICATION

     The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board at its first meeting following the annual meeting of shareholders. All of the Company's executive officers are identified under the caption "Nominees and Continuing Directors," with the exception of Mark E. Baldwin, age 42, who has served as Vice President and Chief Financial Officer since 1989, and Gregory E. Hyland, age 45, who became an executive officer of the Company upon his promotion to President of its Engineered Products Group in September 1995. He also serves as Vice President of the Company and President of Anderson, Greenwood & Co., a wholly-owned subsidiary. Prior to joining Anderson, Greenwood & Co. as Vice President of Sales & Marketing in 1991, he was vice president of sales & marketing of BTR Inc.'s Edward Valve Unit.

CERTAIN EXECUTIVE COMPENSATION ARRANGEMENTS

     In connection with Mr. Teshoian's acceptance of employment in July 1995, it was agreed that he would be entitled to receive a severance payment in an amount equal to his most recent bonus and two years' base pay if his employment were to be terminated by the Company prior to July 31, 2000 (the "Severance Arrangement"). The Board also agreed to consider "change of control" agreements for senior executives, and in furtherance of this understanding severance agreements were later entered into between the Company and Messrs. Teshoian, French, Baldwin and Hyland under which each would become entitled to severance benefits upon termination of employment or reduction in pay or duties following any "change of control" occurring prior to December 15, 2000. In such event, Mr. Teshoian would become entitled to receive severance benefits (without duplicating any benefit payable under the Severance Arrangement) consisting of
(i) payment of an amount equal to three times his most recent annual base pay and bonus, and (ii) continued participation in certain Company employee benefit plans. All other participating senior executives would become entitled to two years' compensation and benefits upon termination or reduction in pay or duties following a "change of control". In general, a "change of control" would occur upon (i) the acquisition of, or obtaining the right to vote, 30% or more of the Company's outstanding common stock by any person or group, (ii) a change in the majority of the Board (other than as approved by the incumbent members) or (iii) upon consummation of any merger or reorganization which would result in the Company's shareholders owning less than a majority of the combined enterprise.

MANAGEMENT SHAREHOLDINGS

     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock at February 28, 1996 of (i) all directors of the Company (including executive officers who are also directors),
(ii) each other executive officer whose compensation exceeded $100,000 in 1995, and (iii) all directors and executive officers as a group.

                                                                     AMOUNT
                                                                       AND          PERCENT
                                                                    NATURE OF         OF
                               NAME OF                              BENEFICIAL      COMMON
                           BENEFICIAL OWNER                         OWNERSHIP       STOCK
    --------------------------------------------------------------  ---------       ------
    Floyd A. Cailloux.............................................  4,666,978(2)     13.2%
    Arthur L. French..............................................      8,771(2)       *
    Bob G. Gower..................................................     13,000(2)       *
    F. O'Neil Griffin.............................................      5,200          *
    Martin E. Hamilton............................................     95,611(1)       .3%
    Farrell G. Huber, Jr..........................................  1,130,236(1)      3.2%
    Dale P. Jones.................................................      1,200(2)       *
    W. Wayne Patterson............................................  1,141,212(1)(2)   3.2%
    Allen F. Rhodes...............................................      6,516(2)       *
    Nishan Teshoian...............................................    455,704(1)      1.3%
    Wallace S. Wilson.............................................     37,918(2)       .1%
    Mark E. Baldwin...............................................    430,641(1)(2)   1.2%
    Gregory E. Hyland.............................................      6,327          *
    All directors and executive officers as a group (14 persons
      named above)................................................  6,463,198(3)     18.2%

------------

(1) Includes shares held in various trusts of which the named individual is a trustee, but as to which he disclaims beneficial ownership, as follows:
       Mr. Huber -- 1,116,912 shares; Mr. Patterson -- 1,135,812 shares; Mr. Hamilton -- 4,440 shares; Mr. Teshoian -- 419,204 shares and Mr.
       Baldwin -- 419,204 shares.

(2) Includes currently exercisable stock options covering 2,000 shares for Messrs. Cailloux, Gower, Patterson, Rhodes and Wilson; 538 shares for Mr. Baldwin and 1,437 shares for Mr. French.

(3)    Includes, without duplication, all shares referred to in Note 1 above.

 *     Less than 1/10th of 1% of outstanding shares.

                                 VOTE REQUIRED

     The four nominees for election as Class I Directors at the 1996 annual meeting who receive the greatest number of votes cast for election by the holders of common stock of record at the close of business on March 5, 1996 (the "record date"), shall be the duly elected Class I Directors upon completion of the vote tabulation at the meeting, provided a majority of the outstanding shares as of the record date are present in person or by proxy at the meeting.

     Votes will be tabulated by Continental Stock Transfer & Trust Company, the transfer agent and registrar for the common stock, and the results will be certified by election inspectors who are required to resolve impartially any interpretive questions as to the conduct of the vote. Any proxy containing an abstention from voting will be sufficient to represent the shares at the meeting for purposes of determining whether a quorum is present, but will not count as a vote for or against any director nominee with respect to which the holder has abstained from voting.

                               OTHER INFORMATION

PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock at December 31, 1995 of each shareholder who is known by the Company to own beneficially more than 5% of the outstanding common stock.

                       NAME AND ADDRESS OF                       NUMBER OF      PERCENT OF
                         BENEFICIAL OWNER                         SHARES       COMMON STOCK
    ----------------------------------------------------------   ---------     ------------
    Floyd A. Cailloux
      9600 West Gulf Bank Drive
      Houston, Texas 77040....................................   4,666,978         13.2%

    FMR Corporation
      82 Devenshire Street
      Boston, Massachusetts 02109.............................   4,306,100         12.2%

    The State Teachers Retirement Board of Ohio
      275 East Broad Street
      Columbus, Ohio 43215....................................   3,091,230          8.7%

EXECUTIVE COMPENSATION

     The following table reflects all forms of compensation for services to the Company for the periods indicated of each individual who was (i) the chief executive officer at any time during the period or (ii) an executive officer of the Company at December 31, 1995 whose compensation exceeded $100,000 during 1995 (collectively, the "Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG-TERM
                                                                                                COMPENSATION
                                                                                           -----------------------       ALL
                                                            ANNUAL COMPENSATION             RESTRICTED     STOCK        OTHER
                                                      --------------------------------        STOCK       OPTIONS      COMPEN-
          NAME & PRINCIPAL POSITION            YEAR    SALARY      BONUS(1)     OTHER(2)     AWARDS(3)    (SHARES)    SATION(4)
---------------------------------------------  ----   --------     --------     --------     ----------   --------    ---------
Nishan Teshoian..............................  1995   $171,700     $218,875        --       $531,250      100,000      $13,700
  Chairman, President & Chief Executive
    Officer

R. A. LeBlanc(5).............................  1995   $321,500     $103,986        --       $    -0-          -0-      $15,450
  Chairman & Chief Executive Officer           1994    532,600       88,500        --            -0-          -0-       16,775
                                               1993    514,600      160,800        --            -0-      100,000       17,400

Arthur L. French.............................  1995   $296,900     $ 96,038        --       $    -0-          -0-      $10,650
  Executive Vice President                     1994    286,900       47,700        --         35,162       50,000        8,375
                                               1993    279,200       86,600        --             0-       25,000        9,200

Mark E. Baldwin..............................  1995   $168,000     $ 54,335        --       $  7,982        5,000       $5,750
  Vice President & Chief Financial Officer     1994    148,100       18,600        --         69,329          -0-        4,375
                                               1993    143,300       33,100        --         30,343          -0-        4,700

Gregory E. Hyland............................  1995   $155,000     $ 79,263        --       $ 10,436        5,000      $ 7,750
  Vice President

------------

(1) Includes aggregate discount under a program which permits senior executives to receive a portion of bonuses earned in the form of stock awards (see "Option Grants" below).

(2) The Company provides to certain of its Executive Officers benefits consisting of payments under its medical reimbursement plan, club memberships, limited legal and accounting services and other personal benefits. Because the value of such benefits did not exceed the lesser of $50,000 or 10% of annual compensation for any individual, amounts are omitted.

(3) Represents the aggregate value of restricted stock grant awards, based upon the closing price for the common stock on the New York Stock Exchange on the date of grant. All grants have been made subject to forfeiture to the extent not vested upon any voluntary termination prior to complete vesting five to ten years following the date of award and to other customary restrictions under the Company's 1985 Incentive Stock Plan. Restricted stock grant recipients are entitled to receive all cash and stock dividends paid with respect to their shares. The aggregate holdings of restricted stock and the value of such holdings based upon the closing price for the common stock on the New York Stock Exchange at December 31, 1995 of $20.00, was as follows: Nishan Teshoian -- 25,000

                                         (Footnotes continued on following page)
      shares, $500,000; R. A. LeBlanc -- 54,848 shares, $1,096,960; Arthur L.
      French -- 1,626 shares, $32,520; Mark E. Baldwin -- 5,992 shares, $119,840; and Gregory E. Hyland -- 4,156 shares, $83,120.

(4) Represents contributions by the Company for the accounts of the named individuals under defined contribution retirement plans in which substantially all domestic employees participate.

(5)   Retired July 31, 1995.

OPTION GRANTS

     The following table sets forth additional information with respect to stock options granted in 1995 under the Company's 1985 Incentive Stock Plan to the named Executive Officers.

                                                                                                    POTENTIAL REALIZABLE
                                            PERCENTAGE                                                VALUE AT ASSUMED
                                             OF TOTAL                                                  RATES OF STOCK
                                             OPTIONS                   MARKET                        PRICE APPRECIATION
                                            GRANTED TO   EXERCISE    VALUE PER                       FOR OPTION TERM(2)
                                 OPTIONS    EMPLOYEES      PRICE      SHARE AT    EXPIRATION   -------------------------------
             NAME               GRANTED(1)   IN 1995     PER SHARE   GRANT DATE      DATE        0%         5%         10%
------------------------------- ---------   ----------   ---------   ----------   ----------   -------   --------   ----------
Nishan Teshoian................  100,000       29.5%      $ 21.75      $21.25      08/01/01              $672,703   $1,589,567
R. A. LeBlanc(3)...............    2,669         .8%        8.625       17.25      01/01/00    $23,020     35,740       51,128
Arthur L. French...............    1,437         .4%        8.625       17.25      01/01/00     12,394     19,243       27,528
Mark E. Baldwin................    5,000        1.5%        17.50       17.50      01/18/05                55,028      139,452
                                     538         .2%        8.625       17.25      01/01/00      4,640      7,204       10,306
Gregory E. Hyland..............    5,000        1.5%        17.50       17.50      01/18/05                55,028      139,452

------------

(1) If a "change of control" were to occur prior to exercise or expiration of the option, the entire option would automatically be converted into an amount of cash equal to any unrealized appreciation in the option.

(2) Potential values stated are the result of using the SEC method of calculations of 5% and 10% appreciation in value from the date of grant to the end of the option term and, in the case of options granted at less than fair market value, 0%. Such assumed rates of appreciation and potential realizable values are not necessarily indicative of the appreciation, if any, which may be realized in future periods.

(3)    Retired July 31, 1995.

OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth information with respect to options exercised during 1995 by Executive Officers and the year-end value of unexercised options then held by them.

                                                                         VALUE OF UNEXERCISED IN-THE-MONEY
                                      SHARES                                    OPTIONS AT YEAR END
                                     ACQUIRED            VALUE           ---------------------------------
               NAME                 ON EXERCISE         REALIZED         EXERCISABLE         UNEXERCISABLE
----------------------------------  -----------         --------         -----------         -------------
Nishan Teshoian...................       -0-             $  -0-            $   -0-              $   -0-
R. A. LeBlanc(1)..................       -0-                -0-             30,373                  -0-
Arthur L. French..................       -0-                -0-             16,885               34,500
Mark E. Baldwin...................     5,000              4,687              6,322               12,500
Gregory E. Hyland.................       -0-                -0-                -0-               12,500

------------

(1)    Retired July 31, 1995.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") has furnished the following report on executive compensation for 1995. The 1995 compensation program for executive officers who were incumbent at the beginning of the year was approved by the Committee and ratified without change by the Board of Directors in November 1994. The 1995 compensation package for Mr. Teshoian, who joined the Company as its Chief Executive Officer on August 1, 1995, was negotiated at arm's length, approved by the Compensation Committee and ratified by the Board of Directors during July 1995. Mr. Hyland did not become an executive officer until September 1995, but inasmuch as this change in status was not accompanied by any adjustment in Mr. Hyland's previous compensation package, his compensation was not separately reviewed by the Committee for 1995.

     Under the supervision of the Committee, the Company has long sought to maintain and enhance its profitability, and thus the value of its common stock, by relating overall executive compensation to its financial performance. In general, executive financial rewards may be segregated into the following significant components: salary, bonus, and stock ownership and other benefit plans.

     Salary for the Chief Executive Officer and other Executive Officers is intended to be competitive with that paid by durable goods manufacturers of comparable size, with a reasonable degree of financial security and flexibility afforded to those individuals who are regarded by the Board of Directors as acceptably discharging the levels and types of responsibility implicit in the various senior executive positions and is not intended to be quantitatively related to any element of the Company's financial performance. In furtherance of these objectives, the Committee periodically, though not necessarily annually, reviews the salary levels of a sampling of companies regarded by the Committee as having sufficiently similar characteristics to provide a reasonable basis for comparison. For example, salaries authorized in November 1994 to be paid during 1995 to the Company's then three highest paid "Executive Officers" (including the then incumbent Chief Executive Officer) were within the third quartile of salaries paid in 1993 for comparable positions with companies included in the Wyatt Data Services 1993 compensation survey of durable goods manufacturers in the $500 million to $1.25 billion revenue category (the "Wyatt Survey"). The 1995 authorized salaries for Mr. Teshoian and Mr. Baldwin were at annualized rates which would have been in the second quartile of the Wyatt Survey. Notwithstanding comparisons with the Wyatt Survey, the Committee does not specifically "index" executive salary to that offered by any particular sampling of companies, although it regards such comparisons as useful benchmarks in administering the Company's salary policy. The Wyatt Survey includes a broader range of companies than are included in the "Fluid Controls Group" used by the Company for purposes of stock performance comparability, since the latter grouping consists of direct competitors against whose financial and market performance the Company's performance can be most directly measured, while the Wyatt Survey encompasses a broader range of manufacturers, many of whom are likely to compete with the Company only for qualified executive personnel. Against this backdrop, the Committee intends that the Company's Executive Officers be compensated through salary levels that are sufficiently high to discourage the recruiting of Company executives by other manufacturers, and also considers the credentials, age, experience and consistent performance of the individual senior executives, as viewed in the Committee's collective best judgment, all of which necessarily involve subjective as well as objective elements.

     Although Mr. Teshoian's 1995 bonus was contractually agreed to in connection with his acceptance of employment as compensation for the loss of his accrued bonus and certain other employee benefits at his former employer, annual bonuses are intended to reflect a general policy of requiring a minimum level of financial performance for the year before any bonuses are earned by senior executives, with bonuses for achieving higher levels of performance directly related to the level achieved. In setting such performance criteria, the Committee considers the total compensation payable or potentially available to the Executive Officers. While the development of any business necessarily involves factors other than profitability, the Board's primary emphasis in recent years has been on encouraging management to concentrate on profitability. Accordingly, in establishing the annual bonus program, the Compensation Committee has tied potential bonus compensation to the Company's operating returns. Under the bonus program established for 1995, senior executives were entitled to bonuses ranging from zero, if a 9% qualifying "threshold" return on beginning capital had not been achieved, and increasing on a graduated scale with the Company's performance to a limit of 100% of salary if a predetermined 16% "maximum" return on beginning capital had been met or exceeded. Based upon the Company's 12% return on capital employed in the business, Messrs. French, Baldwin and Mr. LeBlanc (prorated for his period of service) earned bonuses of 30% of salary for 1995, and pursuant to irrevocable elections made prior to the beginning of the year, each received in lieu of 25% of the bonus earned restricted stock grants for a number of shares of common stock having an aggregate market price equal to 31.25% of the bonus earned. Messrs. Teshoian and Hyland were not eligible to participate in the Compensation Committee administered bonus program established for 1995. The Committee may in the future consider that the continuing orderly development of the Company's business would be served at that time by weighing bonus calculations differently than at present or by including performance criteria other than return on capital and, subject to any necessary Board concurrence, reserves the right to do so when in its best collective judgment such adjustments might be expected to result in enhanced operating results for the Company.

     The Board of Directors is of the view that properly designed and administered stock-based incentives for senior executives closely align the executives' economic interest with those of shareholders and provide a direct and continuing focus upon the goal of constantly striving to increase long-term shareholder value and to that end the Committee has followed a general policy of awarding large stock option grants only every fifth year to senior executives, most recently in 1993. Except for awards of (i) a 5,000 share nonqualified stock option grant to Mr. Baldwin and (ii) a 25,000 share restricted stock grant and a 100,000 nonqualified stock option grant to Mr. Teshoian in connection with his acceptance of employment and (iii) restricted stock grants and stock options issued as bonuses, no stock options or stock grants were awarded during the year to Executive Officers under Compensation Committee administered programs.

     The Company also maintains defined contribution retirement plans which are funded by annual contributions of a percentage of Company income for the benefit of substantially all domestic employees, including Executive Officers. The profit-sharing percentages are uniformly applied to all participating employees, (except with respect to Mr. Teshoian whose profit sharing contribution percentage is contractually fixed) with the only variances in annual credits otherwise attributable to an employee's compensation and years of service with the Company, and to differences in the profitability of the Company's domestic operating divisions. For purposes of the divisional profitability component, contributions for the accounts of Executive Officers are measured by the average profitability of the entire Company.

     Preservation of Tax Deductibility of Executive Compensation. The Internal Revenue Code (the "Code") generally disallows a tax deduction to public corporations for compensation payments to the corporation's chief executive officer and its four other most highly compensated executive officers in excess of $1 million individual annual limitation. Such excess payments may continue to be deducted, however, if they are (i) performance based, as established by a compensation committee consisting solely of "outside" directors, (ii) approved by shareholders prior to payment, and (iii) certified by such a compensation committee (subject to certain exceptions) as payable due to the satisfaction of the performance goals. When and as it may appear to the Committee that compensation might likely be earned by any Executive Officer in excess of the permissible limits under any compensation program in effect for the ensuing year, the Committee and the Board of Directors intend to submit the same to shareholders for approval at the relevant annual meeting of shareholders and to comply with any other applicable requirements of the Code, so as to secure for the Company the deductibility of the entire amount of such compensation. Under applicable regulations, any director serving on a public corporation's compensation committee who was previously employed by the company will cease to be an "outside" director for purposes of qualifying excess compensation payments for deductibility, effective with the corporation's first shareholders' meeting at which directors are elected after January 1, 1996.

     Insider Participation in Compensation Decisions. W. Wayne Patterson served for a number of years as the Company's executive vice president and chief financial officer prior to his resignation in 1989 to participate in the acquisition of certain businesses from the Company; however, Mr. Patterson has continued to serve as a director of the Company and has served on the Compensation Committee of the Board of Directors since 1993. In such capacity, he participated in all Committee deliberations relating to the formulation of executive compensation policies for 1995 and the administration of such policies.

                                          THE COMPENSATION COMMITTEE

                                          Allen F. Rhodes, Chairman

                                          Bob G. Gower

                                          W. Wayne Patterson

COMMON STOCK PERFORMANCE GRAPH

     The following graph illustrates the yearly change in the cumulative total shareholder return on the Company's common stock, compared with the cumulative total return on the Standard & Poor's 500 Stock Index and a Peer Group, which is referred to as the Fluid Controls Group, for the five years ended December 31, 1995. The Fluid Controls Group is comprised of BWIP Holding, Inc., The Duriron Company, Inc., Gorman-Rupp Company, Goulds Pumps, Inc., Graco, Inc., IDEX Corp., Parker-Hannifin Corporation, TRINOVA Corp. and Watts Industries, Inc. Moorco International, Inc. is no longer included in this group since it was acquired by FMC Corporation during 1995. The graph assumes that the value of the investment in the Company's common stock and each index was $100.00 at December 31, 1990 and that all dividends were reinvested.

                                       Keystone
      Measurement Period           International,                     Peer Group
    (Fiscal Year Covered)                Inc.           S&P 500          Only
1990                                    100.00          100.00          100.00
1991                                    115.46          130.47          131.12
1992                                    104.49          140.41          142.67
1993                                    116.96          154.56          169.60
1994                                     76.25          156.60          175.51
1995                                     91.71          214.86          203.85

CERTAIN TRANSACTIONS

     Floyd A. Cailloux, a director and retired Chairman of the Board, provides consulting services to the Company upon request under arrangements which contemplate the payment of annual consulting fees of $48,000 and reimbursement for office accommodations and automobile and other miscellaneous expenses aggregating approximately $50,000 annually.

     Under arrangements entered into in connection with his retirement as Chairman of the Board and Chief Executive Officer, R. A. LeBlanc is to provide part-time consulting services to the Company through July 31, 2001, in exchange for annual compensation and expense reimbursement payments aggregating approximately $255,000. Thereafter, he will be entitled to receive an annual lifetime retirement stipend of $60,000.

AUDITORS

     Arthur Andersen LLP, a certified public accounting firm, has served as the independent auditor of the Company for a number of years. While management anticipates that this relationship will continue to be maintained during 1996, no formal action is proposed to be taken at the annual meeting with respect to the continued employment of Arthur Andersen LLP inasmuch as no such action is legally required. A representative of Arthur Andersen LLP plans to attend the annual meeting and will be available to answer appropriate questions. The representative also will have an opportunity to make a statement at the meeting if he so desires, although it is not expected that any statement will be made.

     The Audit Committee of the Board of Directors assists the Board in assuring that the accounting and reporting practices of the Company are in accordance with all applicable requirements. The Committee reviews with the auditors the scope of the proposed audit work and meets with the auditors to discuss matters pertaining to the audit and any other matter which the Committee or the auditors may wish to discuss. In addition, the Audit Committee would recommend the appointment of new auditors to the Board of Directors if future circumstances were to indicate that such action is desirable.

LIMITATION ON INCORPORATION BY REFERENCE

     Notwithstanding any reference in prior or future filings of the Company with the Securities and Exchange Commission which purports to incorporate this proxy statement by reference into another filing, such incorporation shall not include any material included herein under the captions "Other Information -- Compensation Committee Report" or "Other Information -- Common Stock Performance Graph."

OTHER MATTERS

     The annual report to shareholders covering the year ended December 31, 1995 has been mailed to each shareholder entitled to vote at the annual meeting or accompanies this proxy statement.

     Any shareholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company's 1997 annual meeting of shareholders is required to submit such proposal in writing to the Secretary of the Company on or before December 8, 1996.

     The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, several regular employees of the Company may solicit proxies in person or by telephone.

     The persons designated as proxies to vote shares at the meeting intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

                                         By Order of the Board of Directors:

                                          /s/  DONNA D. MOORE
                                               DONNA D. MOORE
                                                 Secretary

March 18, 1996

     THIS MAP SHOWING THE LOCATION OF THE JUNIOR LEAGUE OF HOUSTON IS PROVIDED FOR THE CONVENIENCE OF SHAREHOLDERS ATTENDING THE 1996 ANNUAL MEETING. COMPLIMENTARY PARKING WILL BE PROVIDED. IN CASE OF ANY DIFFICULTY, PLEASE TELEPHONE THE COMPANY AT (713) 466-1176.

                                     (MAP)

                          KEYSTONE INTERNATIONAL, INC.
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
        FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 1, 1996

        The undersigned hereby appoints Nishan Teshoian and Mark E. Baldwin, or either of them, each with power of substitution, attorneys and proxies of the undersigned to vote all shares of common stock of Keystone International, Inc. ("Company") which the undersigned is entitled to vote at the annual meeting of shareholders to be held on May 1, 1996, at The Junior League of Houston, 1811 Briar Oaks Lane, Houston, Texas 77027 at 10:00 a.m., Houston time, and at any adjournment thereof.

      1. [ ] FOR the election (except as indicated below) of Dale P. Jones, Constantine S. Nicandros, W. Wayne Patterson and Wallace S. Wilson, as "Class I" Directors.

              INSTRUCTION:   To withhold authority to vote for any individual
                             nominee, write that nominee's name on the line provided below.


                             --------------------------------------------------
      2. In their discretion, upon such other matters (including procedural and other matters relating to the conduct of the meeting) as may properly come before the meeting and any adjournment thereof.

All as described in the Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged.

                     (PLEASE DATE AND SIGN ON REVERSE SIDE)

        The Board of Directors recommends a vote "FOR" the four director nominees. This proxy will be voted in accordance with the specifications made hereon. If no contrary specification is made, the proxy will be voted "FOR" the election of the director nominees.

                                   Dated this. . .day of . . . . . . . ., 1996

                                   . . . . . . . . . . . . . . . . . . . . . .

                                   . . . . . . . . . . . . . . . . . . . . . .
                                             Signature(s) of Shareholder

                                   Please sign exactly as your name appears hereon. All joint owners must sign. When signing as executor, administrator, trustee or other representative, please give your full title. If the shares are registered in the name of a corporation, partnership, or other entity, a duly authorized individual must sign on its behalf and give his or her title.

                                      PLEASE DATE, SIGN AND MAIL YOUR PROXY
                                     PROMPTLY. PLEASE DO NOT FOLD THIS PROXY.